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     Mellon Contacts:       Media                      Analysts
                            Stephen K. Dishart         Donald J. MacLeod
                            (212) 371-5999             (412) 234-5601
                            (412) 234-0850

     Buck Contact:          Ed Gadowski
                            (201) 902-2565



FOR IMMEDIATE RELEASE

                       MELLON REACHES AGREEMENT WITH BUCK


     PITTSBURGH and NEW YORK, Dec. 30, 1996--Mellon Bank Corporation and Buck Consultants, Inc. today announced that they have signed a letter of intent for Mellon's acquisition of Buck, a leading global benefits consulting firm. The strategic combination of Mellon and Buck will create a leader in the rapidly growing business of corporate benefits outsourcing.

     Buck, which is headquartered in New York, provides a broad array of pension and health and welfare actuarial services, and employee benefits, compensation and human resources consulting and administrative services to approximately 5,000 clients, ranging from large, multinational corporations to small businesses. A privately-owned firm with 65 offices in 16 countries, Buck serves pension and other benefit plans with assets totaling approximately $400 billion and covering more than 10 million active and retired employees.

     Buck will become a Mellon subsidiary under the direction of its current management team, and will retain its identity and its operational and professional independence. Joseph A. LoCicero, president and chief executive officer of Buck, will become a member of Mellon's Senior Management Committee.

     "Buck is a premier consulting firm and has proven benefits outsourcing capabilities; we've been Buck clients for more than 50 years," said W. Keith Smith, vice chairman, Mellon Bank Corporation. "Combined, we will be able to provide a full range


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of consulting and benefits outsourcing services to our clients that is unmatched in the industry." Smith added that Buck plans in 1997 to introduce a new, fully integrated state-of-the-art benefits administration system to support employee benefits outsourcing services. "This combination will solidify Buck's leadership position in the growing field of benefits outsourcing."


     "Merging with Mellon gives Buck the opportunity to leapfrog our competition," said LoCicero. "Together, we have vast resources, leading-edge systems and technology, and the ability to deliver an integrated array of benefits-related services to the clients of both companies. This strategic combination will allow Buck to provide more comprehensive services to meet client needs and will enhance our ability to meet their changing needs in the future. Equally important, we will be able to preserve Buck's traditional professional independence in our consulting business. It's rare to find a strategic fit this good; we're approaching this combination with great mutual enthusiasm."

     Terms of the letter of intent were not disclosed. Mellon expects to retain substantially all Buck employees following completion of the acquisition, and to add to total employment as the growth of the combined companies accelerates.
Key Buck managers and professionals will enter into long-term employment contracts, and key employees will be provided enhanced incentive compensation programs, which will be based primarily on Buck's meeting performance goals.
The transaction is subject to due diligence, negotiation of a definitive agreement, normal regulatory approvals, and approval of Buck's shareholders, virtually all of whom are employees.

     Founded in 1916, Buck is the oldest pension and health and welfare actuarial, and employee benefits and compensation consulting firm in North America. Buck reported total revenues of $197 million for the fiscal year ended March 31, 1996, of which $50 million was generated by non-U.S. operations. Buck also recently completed the acquisition of WF Corroon, the employee benefits and compensation consulting

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subsidiary of Willis Corroon Group plc. Buck is the seventh largest benefits consultant in the United States and the eighth largest in the world based on U.S. and worldwide benefits consulting revenues, respectively. Clients include a range from small businesses to large, multinational corporations, including 43 Fortune 100 companies, governmental and international organizations, Taft-Hartley plans, and public agencies.

     With balance sheet assets of more than $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.

     Press releases and other information about Mellon Bank Corporation and its products and services are available on the Internet at http://www.mellon.com. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.
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